FORTRESS INVESTMENT GROUP LLC

Contact:	FOR IMMEDIATE RELEASE

     Lilly H. Donohue

     212-798-6118

Fortress Announces Successful Closing of Latest Private Equity Funds &

Co-investment in Florida East Coast Industries

New York, NY. July 26, 2007 – Fortress Investment Group LLC (NYSE: FIG) announced today that it has successfully closed third party capital commitments in its newest private equity funds, Fortress Investment Fund V and Fortress Coinvestment Fund V, with a final total of $5 billion in third party capital commitments. Fortress expects the main fund, which had a previously announced first closing in May, to ultimately include an additional $1 billion of capital from Fortress and its affiliates and employees.

In addition, Fortress announced that the firm made a $275 million co-investment commitment in connection with the acquisition by various Fortress-managed funds of Florida East Coast Industries, Inc. (FECI), a Florida-based railroad and commercial real estate company.

The closing of the FECI acquisition is expected to occur on July 26, 2007. FECI, previously traded on the New York Stock Exchange, is focused on two lines of business: (i) a regional freight railroad with over 350 miles of mainline track along the East Coast of Florida; and (ii) a commercial real estate business with approximately 9 million square feet of industrial and office properties and approximately 6,000 acres of undeveloped land.

About Fortress

Fortress is a leading global alternative asset manager with approximately $36 billion in assets under management as of March 31, 2007. Fortress raises, invests and manages private equity funds, hedge funds and publicly traded alternative investment vehicles. Fortress was founded in 1998. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.

Cautionary Note Regarding Forward-Looking Statements — Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the amount and source of expected capital commitments. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the amount and source of any expected capital commitments may differ, possibly materially, from these forward-looking statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, which is available on the Company’s website (www.fortress.com). You should not place undue reliance on any forward-looking statements contained in this press release. The Company can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.